Prospectus Supplement Filed Under Rule 424(b)(3)
                                                             File No. 333-16877

                           THE SPORTS AUTHORITY, INC.

                Prospectus Supplement Dated December 23, 1996 to
                       Prospectus Dated December 17, 1996

                  This Prospectus Supplement provides supplemental information to the Prospectus dated December 17, 1996 (the "Prospectus") covering the resale by the selling securityholders named herein (the "Selling Securityholders") of 5 1/4% Convertible Subordinated Notes due September 15, 2001 (the "Notes") of The Sports Authority, Inc. (the "Company") up to the aggregate principal amount of $149,500,000. In addition, the Prospectus relates to the offering of 4,580,964 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.01 per share (the "Common Stock" and, together with the Notes, the "Securities"), issued or issuable upon conversion of the Notes. A copy of the Prospectus is attached to this Prospectus Supplement and must be read in conjunction herewith. The following information is hereby added to and deemed to be included in the Prospectus:


                             SELLING SECURITYHOLDERS

         THE TABLE APPEARING UNDER THIS CAPTION IS SUPPLEMENTED AND RESTATED AS
FOLLOWS:

                                                                                               COMMON
                                                                  PRINCIPAL AMOUNT        STOCK OWNED
             NAME OF SELLING            PRINCIPAL AMOUNT OF       OF NOTES OFFERED           PRIOR TO             COMMON STOCK
             SECURITYHOLDER                     NOTES OWNED               HEREBY        OFFERING (1)         OFFERED HEREBY(2)
             --------------             -------------------       ----------------      -------------        -----------------
CFW-C, L.P.                                     $10,500,000            $10,500,000            321,739                  321,739
Deutsche Morgan Grenfell, Inc.                    7,050,000              7,050,000            216,025                  216,025
Lipper Convertibles, L.P.                         5,150,000              5,150,000            157,805                  157,805
Paloma Securities L.L.C.                          5,050,000              5,050,000            154,741                  154,741
AIM Charter Fund(3)                               5,000,000              5,000,000            153,209                  153,209
The TCW Group, Inc.(4)                            4,855,000              4,855,000            148,766                  148,766
SMM Co. BV                                        4,850,000              4,850,000            148,613                  148,613
Tour Societe Generale                             4,050,000              4,050,000            124,099                  124,099
OCM Convertible Trust                             3,545,000              3,545,000            108,625                  108,625
Oppenheimer Total Return Fund, Inc.               3,000,000              3,000,000             91,925                   91,925
State of Connecticut Combined
   Investment Funds                               2,690,000              2,690,000             82,426                   82,426
Delta Air Lines Master Trust                      2,470,000              2,470,000             75,685                   75,685
Strong Total Return Fund, Inc.                    2,000,000              2,000,000             61,283                   61,283
Vanguard Convertible Securities
   Fund, Inc.                                     1,720,000              1,720,000             52,704                   52,704
Lincoln National Life Insurance
   Company                                        1,500,000              1,500,000             45,962                   45,962
Teachers Retirement System of Texas               1,250,000              1,250,000             38,302                   38,302
Ramius Fund, L.P.                                 1,125,000              1,125,000             34,472                   34,472
Lipper Offshore Convertibles, L.P.                1,000,000              1,000,000             30,641                   30,641
State Employees' Retirement Fund of
   the State of Delaware                            920,000                920,000             28,190                   28,190
Hughes Aircraft Company Master
   Retirement Trust                                 905,000                905,000             27,730                   27,730
Palladin Partners, L.P.                             860,000                860,000             26,352                   26,352
Colonial Penn Insurance Company                     725,000                725,000             22,215                   22,215
Colonial Penn Life Insurance
   Company                                          725,000                725,000             22,215                   22,215






Gleneagles Fund, Ltd.                               685,000                685,000             20,989                   20,989
Gershon Partners, L.P.                              505,000                505,000             15,474                   15,474
Pacific Mutual Life Insurance
   Company                                          500,000                500,000             15,320                   15,320
Salomon Brothers International
   Limited(5)                                       450,000                450,000             13,788                   13,788
AIM V.I. Growth and Income
   Fund(6)                                          400,000                400,000             12,256                   12,256
McMahan Securities & Co. L.P.                       400,000                400,000             12,256                   12,256
OCM Convertible Limited
   Partnership                                      250,000                250,000              7,660                    7,660
Goldman Sachs & Co. Bank,
   Zurich(7)                                        200,000                200,000              6,128                    6,128
                                              -------------          -------------          ---------                ---------

         Subtotal                              $ 74,330,000           $ 74,330,000          2,277,595                2,277,595

Unnamed Securityholders or any                 $ 75,170,000           $ 75,170,000          2,303,352                2,303,352
future transferees, pledges, donees or
successors of or from any such
unnamed Securityholder(8)(9)

         Total                                $ 149,500,000          $ 149,500,000          4,580,947                4,580,947
                                              =============          =============          =========                =========
----------------------

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial Conversion Rate (as defined herein). The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial Conversion Rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon Conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(3)      AIM Charter Fund is a series of AIM Equity Funds, Inc.

(4) The TCW Group, Inc. holds such Notes under management for various entities.

(5) Salomon Brothers International Limited served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994. Salomon Brothers International Limited is an affiliate of Salomon Brothers Inc. which served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994.

(6) AIM V.I. Growth and Income Fund is a series of AIM Variable Insurance Funds, Inc.

(7) Goldman Sachs & Co. Bank, Zurich is an affiliate of Goldman, Sachs & Co. Goldman, Sachs & Co. was the initial purchaser of the Notes and has served as managing underwriter for public offerings of the Common Stock made in October 1995 and November 1994.

(8) No such holder may offer Notes pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(9) Assumes that the unnamed Securityholders or any future transferees, pledgees, donees or successors of or from any such unnamed Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial Conversion Rate.